EXHIBIT 99.2
NEWS
FOR IMMEDIATE RELEASE
Greif, Inc. Declares Third Quarter 2009 Dividends, Appoints John McNamara to Board
DELAWARE, Ohio (Sept. 1, 2009) – The Board of Directors of Greif, Inc. (NYSE: GEF, GEF.B) today declared quarterly cash dividends of $0.38 per share of Class A Common Stock and $0.57 per share of Class B Common Stock.
The dividends are payable on Oct. 1, 2009, to shareholders of record at close of business on Sept. 18, 2009.
In other business, the Directors appointed John W. McNamara to the Board. He takes the seat left vacant when Michael H. Dempsey passed away in late April.
McNamara, 44, joins members Vicki L. Avril, Bruce A. Edwards, Mark A. Emkes, John F. Finn, Michael J. Gasser, Daniel J. Gunsett, Judith D. Hook and Patrick J. Norton. McNamara is the nephew of Judith Hook.
McNamara is president and owner of Corporate Visions Limited, a company that provides aviation training programs and managerial programs for the aviation industry as well as aviation program design for institutes of higher learning. He is also a visiting instructor and lecturer in aviation at educational institutions in Belgium and Trinidad.
McNamara earned an MBA from Southern California University for Professional Studies, and was graduated from The Ohio State University with an undergraduate degree in Aviation and Aviation Management. His primary residence is in Florida, and he maintains a residence in Berlin, Germany.
About Greif
Greif, Inc. is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, corrugated and multiwall containers, packaging accessories, protective packaging and containerboard, and provides blending and packaging services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 45 countries to serve global as well as regional customers. Additional information is on the company’s Web site at www.greif.com.
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Contact:
Deb Strohmaier, APR
Vice President, Communications
740-549-6074
debra.strohmaier@greif.com